Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS & ADVISORS
                             PCAOB REGISTERED

August 3, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Moore & Associates, Chartered was previously principal accountant for Clear-Lite Holdings, Inc. (the "Company") and reported on the financial statements of the Company for the years ended July 31, 2008 and 2007 and has reviewed the quarterly financial statements through April 30, 2009.  Effective July 31, 2009, we were dismissed by the Company as principal accountants.  We have read the Company's statements included under Item 4.01 of its Form 8-K dated June 26, 2006, and we agree with such statements contained therein.

Sincerely,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
August 3, 2009